Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces Transition of its Chief Financial Officer

VALLEY COTTAGE, NY—March 9, 2020—CreditRiskMonitor (OTCBB: CRMZ) announced that Lawrence Fensterstock, Senior Vice President and Chief Financial Officer, has informed the Board of Directors of his intention to retire effective June 30, 2020. To ensure an orderly transition, he will be resigning as Chief Financial Officer as of close of business on March 31, 2020. At its meeting held earlier today, the Board of Directors elected Steven Gargano as Senior Vice President and Chief Financial Officer effective April 1st.

Mr. Gargano is an accomplished professional with over 20 years of experience who has previously served as both a Chief Financial Officer and a Risk Manager for such entities as the 1199 Pension and Benefit Funds, LUX Fund Technology & Solutions, Artivest Advisors, US Bancorp Fund Services, Mariner Investment Group and Gabelli Asset Management. He also worked, earlier in his career, at the international accounting firms Deloitte & Touche and Arthur Andersen. Mr. Gargano is a graduate of Cornell University and the Executive MBA program at Harvard Business School.

Jerry Flum, CEO, said, “We’re sorry to see Larry leave the Company. He was one of the founders of the CreditRiskMonitor and has been a key employee for over 20 years. I personally will miss him and wish him well in retirement. At the same time, I’m excited to welcome Steven aboard and look forward to his fresh insights as we enter new markets.”

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus, such as Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.